Exhibit 10.1

May 24, 2017

Cindy C. Payne

831 McGregor Drive

Concord, NC 28025

Dear Ms. Payne:

In accordance with our prior discussions, we are pleased to present the following offer of at-will employment. This employment offer letter (the “Letter”) summarizes the details of your position with Akoustis Technologies, Inc. (“Akoustis”). You will initially serve in the full-time position of Interim Chief Financial Officer and report to Jeffrey Shealy, the Chief Executive Officer, until such time as Akoustis hires a new Chief Financial Officer, at which time you will begin to serve in the full-time position of Vice President of Finance and report to the Chief Financial Officer. Your duties and responsibilities in connection with such positions shall include those that are appropriate for, and those that are normally associated with such positions, as applicable, and as the Board of Directors of Akoustis (the “Board”) may from time to time reasonably assign to you. The terms of this Letter commence on June 16, 2017.

The terms and conditions of this offer are as follows:

1.          TriNet HR Corporation. Our benefits, payroll, and other human resource management services are provided through TriNet HR Corporation (“TriNet”), a professional employer organization. As a result of Akoustis’ arrangement with TriNet, TriNet shall be considered your employer of record for these purposes and your managers at Akoustis shall be responsible for directing your work, reviewing your performance, and setting your schedule.

2.          Place of Performance. Your principal place of employment shall be at Akoustis’ headquarters in Huntersville, NC. You acknowledge that you may be required to travel to other locations and/or work at any other location where Akoustis has a business facility in connection with the performance of your duties hereunder.

3.          Devotion of Time and Effort. You shall devote all of your business time, attention and skills to the performance of your duties as a senior executive of Akoustis. You shall perform your duties in a professional manner, in accordance with all material, applicable laws, rules and regulations and such reasonable standards, policies and procedures established by Akoustis and the industry from time to time.

4.          Base Compensation. Your base compensation shall be $150,350 per year, paid in bi-weekly installments, less any applicable payroll deductions and required tax withholdings, all in accordance with Akoustis’ customary payroll practices. Your base compensation may be increased or decreased at the sole discretion of the Board.

5.          Annual Bonus. You shall be eligible to receive an annual cash bonus of up to fifty percent (50%) of your base compensation if certain operational, financial or other milestones determined by the Board, in its sole discretion, have been accomplished for Akoustis. You shall be eligible to participate in any other bonus or incentive program established by Akoustis for senior executives of Akoustis. In order to receive the annual bonus or bonuses paid under any other Akoustis program, you must remain employed at the time of such payment.

6.          Benefits. You shall be entitled to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medical, disability and other employee benefit plans and programs generally provided by Akoustis to senior executives of Akoustis from time to time hereafter, as the same may be adopted and/or amended from time to time.

7.          Vacation; Personal Days. You shall be entitled to three (3) weeks of vacation per year and personal days on a basis consistent with Akoustis’ other senior executives, as determined by the Board.

8.          Expense Reimbursement. Akoustis shall reimburse you for all reasonable business, promotional, travel and entertainment expenses incurred or paid by you in the performance of your duties hereunder on a basis consistent with Akoustis’ other senior executives, as determined by the Board, provided that you furnish appropriate documentation as Akoustis may from time to time reasonably request and consistent with Akoustis policy and procedure.

9.          Employment “At Will”; Termination. Your employment with Akoustis shall be entirely “at will,” meaning that either you or Akoustis may terminate this Letter and the employment relationship established hereunder by delivering written notice to the other party at any time for any reason or for no reason at all. Nothing in this Letter shall alter the nature of your at-will employment.

10.        Stock. You will be eligible to participate in and receive awards under Akoustis’ 2016 Stock Incentive Plan, as it may be amended, or any successor plan thereto (the “2016 Plan”). The amount, form, and vesting and other terms and conditions of such awards will be reviewed and established periodically by the Compensation Committee of the Board (the “Compensation Committee”). Your awards shall be of a type(s) determined by the Compensation Committee (e.g., restricted stock awards, restricted stock units, options, other equity awards, or any combination of the foregoing) and shall be subject to the terms of the 2016 Plan and award agreement(s) in form(s) established by the Compensation Committee. Your awards will be further subject to Akoustis’ Insider Trading Policy (as it may be amended), any share ownership guidelines adopted from time to time by the Board, and transaction reporting requirements under applicable securities laws. Nothing in this Letter shall be construed as affecting any rights of you or Akoustis under your existing restricted stock award agreements by and between you and Akoustis.

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11.        Ownership of Work Products. You acknowledge that all Inventions (as hereinafter defined), innovations, patents, patent applications, improvements, know-how, Proprietary Rights (as hereinafter defined), plans, development, methods, designs, specifications, software, drawings, mask works, know-how, methods, analyses, research, reports and all similar or related property or information (whether or not patentable or reduced to practice) which relate to any of Akoustis’ actual or proposed business activities and which are created, designed or conceived, developed or made by you during your past or future employment with Akoustis (“Work Product”) belong to Akoustis or any of its Affiliates. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right, title and interest shall vest in Akoustis. You hereby irrevocably assign, transfer and convey, to the fullest extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to Akoustis to the extent ownership of any rights does not automatically vest in Akoustis under applicable law. You shall promptly disclose any such Work Product to Akoustis and perform all actions requested by Akoustis (whether during or after your employment) to establish and confirm ownership of such Work Product by Akoustis (including, without limitation, assignments, consents, powers of attorney and other instruments).

12.        Restrictive Covenants.

a.          Confidentiality. You understand that Akoustis and any of its Affiliates (as hereinafter defined), from time to time, may impart to you Confidential Information (as hereinafter defined), whether such information is written, oral, electronic or graphic. You hereby acknowledge Akoustis’ exclusive ownership of such Confidential Information. In exchange for good and valuable consideration, including an increase in your base compensation, for the duration of your employment and for all times thereafter, you agree that you will: (i) only use the Confidential Information in the performance of your duties hereunder; (ii) only communicate the Confidential Information to fellow employees, agents and representatives strictly on a need-to-know basis; and (iii) not otherwise disclose or use any of the Confidential Information, except as may be required by law or otherwise authorized by the Board. Notwithstanding the foregoing, you understand that: (i) nothing in this Letter or other agreement prohibits you from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (ii) you do not need the prior authorization of Akoustis to take any action described in (i), and you are not required to notify Akoustis that you have taken any action described in (i); and (iii) the Letter does not limit your right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, you understand that the Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Upon demand by Akoustis or upon termination of your employment, you shall deliver to Akoustis all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, and which are in your possession, custody or control.

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b.          Non-Solicitation. During the Restricted Period, and in exchange for good and valuable consideration, including an increase in your base compensation, you agree you shall not (i) solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, Akoustis or any of its Affiliates to leave their employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, or (ii) on behalf of any entity or individual other than Akoustis, attempt in any manner to solicit any Customer (as hereinafter defined) of Akoustis or any of its Affiliates with whom you had material contact during the last twelve (12) months of your employment, to conduct business with any entity or individual competitive with the Business done by Akoustis (as hereinafter defined) or to persuade or attempt to persuade any such Customer to cease to do business or to reduce the amount of business which such Customer has customarily done or is reasonably expected to do with Akoustis or any of its Affiliates, or have any discussions regarding any such business or service with such Customer.

c.          Definitions. For purposes of this Letter, the following terms shall have the meanings ascribed to them below:

i.           “Affiliate” means Akoustis’ subsidiaries from time to time, together with any other affiliates of Akoustis.

ii.          “Business” means the design, manufacture, marketing and sale of acoustic wave filters for the wireless communications markets.

iii.         “Confidential Information” means any and all information (to the extent that such information is not publicly available) relating to (A) Customers and Suppliers (as hereinafter defined) of Akoustis or any of its Affiliates, (B) any Inventions and related Proprietary Rights of Akoustis or any of its Affiliates, (C) budgets, financial statements, projections and other financial information of Akoustis or any of its Affiliates, (D) marketing, engagement, retention and training for Customers, prospective and current employees and contractors of Akoustis or any of its Affiliates, (E) pricing, pricing strategies, budgets, financial statements, projections and other financial information of Akoustis or any of its Affiliates, (F) the skills and compensation of past or present officers, directors, and employees of Akoustis or any of its Affiliates, and other persons providing services to Akoustis or any of its Affiliates, and other personnel information, (G) research, development, current and proposed products, marketing, promotions, sales, and other business plans of Akoustis or any of its Affiliates, and (H) any other information regarding Akoustis or any of its Affiliates that is not generally known to the public.

iv.         “Customer” means any natural person or business entity, or groups of natural persons or business entities that, within twelve (12) months prior to the termination of your employment with Akoustis, purchased products or services from Akoustis or any of its Affiliates. The term “Customer” also includes prospective customers or groups of Customers that Akoustis or any of its Affiliates has directly or indirectly targeted or intends to target, as evidenced by a business, marketing or sales plan, strategy or report known to you within the twelve (12) months prior to the termination of your employment with Akoustis.

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v.          “Inventions” means trade secrets, inventions, ideas, processes, formulas, software, source or object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

vi.         “Proprietary Rights” means all trade secret, patent, copyright, and other intellectual property rights throughout the world.

vii.        “Restricted Period” means the duration of your employment and a period of one (1) year after the termination of your employment with Akoustis for any reason.

viii.       “Supplier” means, as of the date of determination, any natural person or business entity, or groups of natural persons or business entities, with which Akoustis or any of its Affiliates, has or has had an agreement (whether in writing or not) regarding the obligation of such person or entity to supply products or services to Akoustis or any of its Affiliates during the twelve (12) months prior to such date.

d.          Injunctive Relief. You recognize and agree that any violation of your obligations under this Section shall cause irreparable harm to Akoustis and any of its Affiliates that would be difficult to quantify and for which money damages would be inadequate, and that Akoustis shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Restricted Period shall be extended by the duration of any violation by you of any of your obligations under this Section.

e.          Modification. You intend that the provisions of this Section be enforced as written. However, if any provision of this Letter is determined to be unenforceable, in whole or in part, then the parties hereto agree to enter into an agreement to reform such provisions to set forth the maximum limitations permitted by applicable law. If any court determines that any provision of this Section, or any part thereof, is unenforceable because of the duration or scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

13.        Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered personally, upon delivery, (ii) if delivered by facsimile, upon facsimile confirmation, (iii) if delivered by mail, upon the date of delivery shown in the return receipt (or if none shown, five (5) days after deposit in the mail) when placed in the United States mails and forwarded by registered or certified mail, return receipt requested, postage prepaid, and (iv) if delivered by overnight courier, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), each addressed to the party to whom notice is being given at the addresses set forth herein or such other address as may be subsequently designated in writing.

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14.        Miscellaneous. You acknowledge that you are receiving valuable consideration in exchange for agreeing to the terms of this Letter. This Letter and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of North Carolina without regard to the conflicts of laws principles thereof. Except as otherwise provided herein, this Letter constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Letter shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto. You may not assign this Letter or any of your rights or obligations hereunder. Akoustis may assign this Letter and its right and obligations hereunder, in whole or in part. This Letter may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A signed copy of this Letter delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Letter. Headings in this Letter are for reference purposes only and shall not be deemed to have any substantive effect.

Please sign and return this Letter indicating your acceptance of employment with Akoustis and your agreement to the terms of our offer by signing below. If you have not accepted this offer of employment by 5:00 p.m. on June 15, 2017, we will assume that you are resigning your employment.

Sincerely,

Akoustis Technologies, Inc.

By:	/s/ Jeffrey B. Shealy
Jeffrey B. Shealy, CEO

ACCEPTED BY:

/s/ Cindy C. Payne
Cindy C. Payne

May 26, 2017
Date

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